Exhibit 4.11

BRITISH TELECOMMUNICATIONS PLC

THE BT INCENTIVE SHARE PLAN

As authorised by the Company in general meeting on 12 July 2000 and as amended in September 2001

THE RULES OF THE BT INCENTIVE SHARE PLAN

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THE RULES OF THE BT INCENTIVE SHARE PLAN

1.	HOW THE PLAN WILL OPERATE

1.1	Policies set by the Board

The Board will set the policies for the Company’s operation and administration of the Plan within the terms of the Rules, which shall include the determination of:

1.1.1	Eligible Executives who will be eligible from time to time for the grant of an Award;

1.1.2	the performance target on the Vesting of Awards, and whether or not the performance target has been met;

1.1.3	the Incentive Period for each Award;

1.1.4	the maximum amount of an Eligible Executive’s Award;

1.1.5	how Awards are granted; and

1.1.6	the extent to which Awards will Vest when Participants cease Employment.

The Board can change any of its policies at any time but it cannot change its policies to the detriment of a Participant’s subsisting Awards.

1.2	When Awards will be granted

An Award can be granted at any time provided that the Date of Grant of an Award is not during a Close Period.

1.3	Awards personal to Participants

Awards cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Awards can be transmitted to his personal representatives. A Participant can renounce his Award within 30 days following the Date of Grant and, to the extent renounced, the Award will be treated as if it had never been granted.

1.4	How Awards are granted

The Company will, from time to time and at its discretion, request the Trustee to grant Awards to one or more recommended Eligible Executives, in accordance with the Rules.

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1.5	Award certificate

When an Award is granted to a Participant, the Participant will, as soon as administratively practicable, receive an Award certificate specifying the basis on which the Award may Vest in accordance with the Rules, and whether or not the Award is subject to Rule 7.4.

2.	PERFORMANCE TARGETS

2.1	Awards and performance targets

An Award will be granted subject to a performance target selected by the Remuneration Committee which will, subject to the relevant provisions under the Rules, have to be met before the Award can Vest. The grant or Vesting of an Award can be subject to any additional terms and conditions the Company considers appropriate. The performance target and any additional terms and conditions which the Vesting of an Award is subject to will be specified at the Date of Grant. If Awards are exchanged under Rule 5.8 the performance target can be varied at the discretion of the Remuneration Committee to take account of this.

2.2	Different performance targets can apply to different Eligible Executives

Awards can be subject to different performance targets for each Eligible Executive.

3.	LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED

3.1	The limit for all Shares issued under the Plan

The number of Shares which can be allocated under the Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under:

3.1.1	any other Employees’ Share Scheme, cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time; and

3.1.2	any other Employees’ Share Scheme operated on a selective basis, cannot exceed 5 per cent. of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from these limits

The references in this Rule 3 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares under option and, in the

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case of any other Employees’ Share Scheme, the issue and allotment of Shares. For the purposes of the limit in this Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2	to the extent that the Vesting of Awards is to be satisfied by the transfer of Shares already in issue, those Awards will not be treated as granted over unissued Shares.

3.3	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

3.4	The individual limit

The Remuneration Committee will, from time to time, set an individual limit on the Market Value (at the Date of Grant) of the Shares the subject of an Award granted to a Participant on an annual basis. This limit cannot be exceeded without the prior approval of the Remuneration Committee.

4.	RIGHTS IN RELATION TO SHARES PRIOR TO THE VESTING OF AN AWARD

4.1	Voting rights, dividends and other rights

A Participant has no voting rights attaching to the Shares the subject of his Award, nor a right to any dividends nor any other rights attaching to the Shares the subject of such Award prior to the Vesting of the Award in respect of those Shares. However, the Trustee may, on the recommendation of the Company, increase a Participant’s Award after any dividend has been paid in relation to the Shares under the Award. Any such increase will be made as follows:

(a)
in the case of a dividend in specie paid in order to effect a demerger of the Company, such dividend shall be retained or reinvested as appropriate (net of any taxes and, if applicable, associated costs) so that it comprises only shares in the Employing Company; or

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(b)
in the case of any dividend paid in any other circumstances, such dividend shall be retained or reinvested as appropriate (net of any taxes and, if applicable, associated costs) so that it comprises only Shares unless the Company recommends otherwise and in either case, where the dividend must be reinvested in accordance with (a) or (b) above, the number of shares resulting from such reinvestment must have, unless Rule 4.3 applies, a Market Value on the date of increase which is as close as possible equal in value to the aggregate dividend (net of any taxes) which has been paid in respect of the Shares under a Participant’s Award.

4.2	Events which affect the share capital of the Company

Subject to Rule 4.3, if there is a Variation affecting the share capital of the Company prior to the Vesting of an Award, the Trustee will adjust the number of Shares the subject of that Award on the recommendation of the Company. Any Participant whose Award is adjusted will be notified in writing of any such adjustment.

4.3	A Variation which is a demerger of the Company

If there is a Variation which is a demerger of the Company, a recommendation will be made to the Trustee to adjust an Award so as to be over shares in the Employing Company (“the Adjusted Award”). Each Adjusted Award will be equivalent to the Award which was adjusted (“the Unadjusted Award”) prior to the adjustment. An Adjusted Award will not be regarded as equivalent to an Unadjusted Award unless:

(i)	it is governed by the Rules in effect immediately before the preservation of the Unadjusted Award; and

(ii)
the total Market Value of the shares the subject of the Unadjusted Award is equal to the total Market Value immediately after the adjustment of the shares the subject of the Adjusted Award, calculated by reference to an averaging of the relevant Market Value, as recommended to the Trustee.

The provisions of the Plan shall, for this purpose, be construed as if the Adjusted Awards were granted under the Plan at the same time as the Unadjusted Awards. References to the “Company” shall, in relation to the Adjusted Award, be taken as references to the Employing Company and references to “Share” shall be taken as references to a share in the Employing Company. The Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 4.3.

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5.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

5.1	General offer

If, before an Award has Vested, an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror) a Participant’s Award will Vest as soon as the change of Control takes effect, but only to the extent specified by the Remuneration Committee in accordance with Rule 5.2.

5.2	The discretion of the Remuneration Committee

The Remuneration Committee will confirm as soon as practicable after the general offer has been made the minimum extent to which an Award may Vest, to the extent that the performance target has been met up to the change of Control taking effect. Subject to this, the Remuneration Committee may decide to take other factors into account, which it believes to be relevant in permitting the Award to Vest beyond the extent to which the performance target has been met.

5.3	Extension to Participants of general offer

The Company will use its best endeavours to procure that to the extent a Participant’s Award Vests in accordance with Rule 5.1, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

5.4	Scheme of arrangement

If, before an Award has Vested, the court directs that a meeting of the holders of Shares should be convened under Section 425 of the Companies Act 1985 to consider a scheme of arrangement, a Participant’s Award will Vest on the date the scheme of arrangement is sanctioned by the court, but only to the extent specified by the Remuneration Committee in accordance with Rule 5.5. If however, the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rule 5.7 may, with the consent of the Board, apply. If it does apply, Awards will not Vest under this Rule 5.4.

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5.5	The discretion of the Remuneration Committee

The Remuneration Committee will confirm as soon as practicable after the date of the court’s direction the minimum extent to which an Award may Vest, to the extent that the performance target has been met up to the date the scheme of arrangement is sanctioned by the court. Subject to this, the Remuneration Committee may decide to take other factors into account, which it believes to be relevant in permitting the Award to Vest beyond the extent to which the performance target has been met.

5.6	Voluntary winding-up

If there is a resolution for a member’s voluntary winding-up of the Company, the Awards will Vest in full conditionally on the resolution being passed.

5.7	The exchange of Awards

If, before an Award has Vested, any company (the “Acquiring Company”) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985 and the Acquiring Company has agreed that the outstanding Awards should continue, the Trustee will, within the Appropriate Period, take such action as is appropriate to acquire shares in the Acquiring Company. On this basis, Participants’ Awards (“Old Awards”) will become awards (“New Awards”) in respect of the shares acquired by the Trustee in respect of the Shares subject to the Old Awards. Each New Award will be equivalent to each Old Award before the change of Control. The New Awards will not be regarded as equivalent to the Old Awards unless:

(i)	they are governed by the Rules in effect immediately before the release of the Old Awards; and

(ii)
the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value immediately after the release of the shares the subject of the New Awards. The provisions of the Plan will, for this purpose be constructed as if the New Awards were granted under the Plan at the same time as the Old Awards.

References to Shares will, in relation to the New Award, be taken as references to shares of the company whose shares are under New Awards. References to the Company shall be taken to be references to the company whose shares are under the New Awards, where appropriate. The New Awards will not Vest/lapse if Rule 5 applies following and in respect of the change of Control which led to the grant of the New Awards. The Trustee will agree to any amendment to the applicable employee share ownership trust to give effect to this Rule 5.7. This Rule 5.7 is subject to Rule 5.4.

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5.8	Cessation of Employment following a change of Control

If, at any time within the period of 12 months following the date of any change of Control of the Company, a Participant’s Employment:

5.8.1	is terminated by his employer for a reason other than gross misconduct; or

5.8.2	ceases following the Participant’s resignation because the nature of his duties are such that the Participant believes that he has lesser duties and responsibilities than before the change of Control the Participant will be entitled to receive an amount which is equal in value to the difference between the aggregate Market Value of the Shares he became entitled to when his Award Vested under Rule 5.1 or Rule 5.4 and the aggregate Market Value of the Shares he would have become entitled to had the Award Vested at that time as if the performance target had been met in full. For the purposes of this Rule 5.8, the Market Value used shall be the Market Value of a Share as at the date his Award Vested. Any amount payable under this Rule 5.8 shall be payable, subject to any deduction required by law to be made, within thirty days after the cessation of Employment concerned. This Rule 5.8 will not apply to a Participant’s Award if Rule 5.7 applied to that Award following a scheme of arrangement.

6.	CEASING TO BE IN EMPLOYMENT DURING THE INCENTIVE PERIOD

6.1	Ceasing to be in Employment: generally

Unless otherwise provided in the Rules, if a Participant ceases to be in Employment before the end of the Incentive Period, all his Awards will lapse in full on the date he so ceases.

6.2	Ceasing to be in Employment because of death, ill health or disability

If a Participant ceases or is to cease to be in Employment before the end of the Incentive Period because of death, ill health or disability:

6.2.1
in respect of Awards the Incentive Period for which will end less than 12 months from the date the Participant so ceases Employment, those Awards will Vest on the date the Participant so ceases Employment; and

6.2.2
in respect of all other Awards, the Company may, at its discretion, recommend the Trustee to Vest, as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is recommended not to Vest immediately. The Award, to the extent that

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it is preserved, must be preserved until the end of the Incentive Period and subject to the Rules. To the extent that the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Trustee confirms its decision.

6.3	Ceasing to be in Employment because of Redundancy or Retirement

If a Participant ceases or is to cease to be in Employment before the end of the Incentive Period because of his Redundancy or Retirement, all his Awards will lapse on the date he so ceases. The Company may, however, at its discretion, recommend the Trustee to Vest, as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is recommended not to Vest immediately. The Award, to the extent that it is preserved, must be preserved until the end of the Incentive Period and subject to the Rules. To the extent that the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Trustee confirms its decision.

6.4	Ceasing to be in Employment because of the sale of a company or business

If a Participant ceases to be in Employment before the end of the Incentive Period because the company in the Group which employs him ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company, all his Awards will lapse on the day he so ceases. The Company may, however, at its discretion, recommend the Trustee to Vest, as soon as possible, all or part of any Award and/or preserve all or part of any Award to the extent that it is recommended not to Vest immediately. The Award, to the extent that it is preserved, must be preserved until the end of the Incentive Period and subject to the Rules. To the extent that the Trustee has not exercised its discretion to Vest or preserve all or part of an Award, it will lapse on the date the Trustee confirms its decision.

6.5	Circumstances when a performance target will be treated as if it has been waived

If a Participant’s Award is to Vest under Rule 6, any performance target which applies to its Vesting will be treated as if it had been waived, unless the Company decides otherwise. If the Company does decide otherwise, Awards will, at the discretion of the Company, and when the relevant event in Rule 6 takes place, either lapse in part and/or, to the extent that they do not lapse, they will be preserved or Vest on whatever basis the Company decides.

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6.6	Ceasing to be in Employment in other circumstances

If, before the end of the Incentive Period, a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 6.2, Rule 6.3 or Rule 6.4, his Award will lapse on that date, unless the Company decides otherwise or unless, (being female) she is entitled to exercise and subsequently does exercise the statutory right (or any corresponding contractual right) to resume Employment after an absence due to pregnancy.

6.7	Change of circumstances of Employment - deferral of Vesting and lapse provisions

If a Participant ceases to be in Employment before the end of the Incentive Period, but continues to provide services to the Group or becomes employed by an Associated Undertaking, the Company can decide that the Participant is deemed not to have ceased Employment and that his Awards will continue to be held subject to the Rules. Rules 5 to 6 will apply when he subsequently ceases to provide services to the Group, or when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group, or in such other circumstances as the Company may determine.

6.8	The effect of the lapsing of Awards

To the extent that a Participant’s Award lapses, he is not entitled to any Shares which are the subject of that Award.

7.	THE END OF THE INCENTIVE PERIOD

7.1	Where all or part of the Award is subject to a performance target which has been met

At the end of the Incentive Period and to the extent that an Award has not already Vested under Rule 5 or Rule 6, the Remuneration Committee, in its absolute discretion, will decide as soon as practically possible to what extent the performance target relevant to each Award has been met. To the extent that the Remuneration Committee decides that it has been met, the Award will Vest (subject to Rule 7.4) as soon as practically possible following the Remuneration Committee’s decision. The relevant number of Shares will be transferred as soon as practicable to a Participant who up until the end of the Incentive Period:

7.1.1	was in Employment; or

7.1.2	was not in Employment but to whom the Shares can still be transferred because of Rule 6.

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If the performance target is one which provides for Vesting in proportion to the extent that the performance target has been met, the Award will Vest in proportion to the extent that the performance target has, in the Remuneration Committee’s view, been met at the end of the Incentive Period.

7.2	If the performance target has reached a specified level

If the Remuneration Committee decides that the performance target has reached a specified level beyond that which justifies the Vesting of an Award to its full extent, it has the discretion to recommend to the Trustee that when the Shares the subject of a fully Vested Award are to be transferred, the Trustee should also transfer a further number of shares equal to up to 100% of the Shares which have Vested.

7.3	If the performance target has not been met

If the Remuneration Committee decides that the performance target which applies to an Award has not been met at the end of the Incentive Period, the Awards will lapse on the date the Remuneration Committee so confirms.

7.4	Deferral of Vesting in respect of specified Participants

A Participant’s Award may be granted subject to the Remuneration Committee’s discretion to Vest his Award (to the extent that the performance target has been met) as to some, but not all of the Shares the subject of that Award as soon as practicable following the end of the Incentive Period. If a Participant’s Award was granted on this basis, the Remuneration Committee will decide at the same time as it exercises its discretion under Rule 7.1 what proportion of the Award will Vest thereafter and when such proportions shall Vest (the “Deferred Award”) PROVIDED THAT if a Participant ceases Employment before the Deferred Award has Vested, it shall Vest in full on the date he so ceases Employment. The Remuneration Committee’s decision to postpone the Vesting of all of the Shares under the Award will be taken based on the extent to which any awards granted to the Participant under the BT Executive Share Plan and/or the BT Performance Share Plan also vests in the financial year of the Company in which the end of the Incentive Period falls. The Rules will continue to apply in respect of any part of an Award which has not yet Vested.

8.	TRANSFER OF SHARES

8.1	When an Award has Vested

When an Award has Vested, the Participant will be entitled to Shares the subject of that Award. The number of Shares he is entitled to (which will be transferred to the Participant as soon as reasonably practicable) will depend

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on any exercise of the Remuneration Committee’s decision under Rule 7.4, and the extent to which any applicable performance target has been met. It will also be subject to any withholdings in accordance with Rule 8.3 that may be necessary on account of a Participant’s Tax Liability in respect of the Award.

8.2	Transfer of Shares in accordance with Rule 7.2

If the Trustee decides to transfer Shares to the Participant in accordance with Rule 7.2, the Shares will be subject to any withholdings in accordance with Rule 8.3 that may be necessary on account of a Participant’s Tax Liability.

8.3	Sale of Shares to satisfy a Participant’s Tax Liability

Unless the Participant makes arrangements (satisfactory to the Company) to provide payment in respect of his Tax Liability, the Company or any relevant company in the Group will make arrangements to sell on behalf of the Participant such number of Shares the subject of the Award which has Vested as is necessary to discharge the Tax Liability.

9.	AMENDING THE PLAN

9.1	The Company has discretion to amend the Rules

Subject to the rest of this Rule 9, the Company can amend the Rules at any time. The Trustee will be notified of any amendment to the Rules.

9.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Awards may be subject to as additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in the Rules.

9.3	No abrogation of existing rights

No amendment will be made under Rule 9.1 which would abrogate or materially affect adversely the existing rights of a Participant unless it is made with his written consent or by a resolution passed as if the Awards constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings (with the necessary amendments) applied to that class.

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9.4	Shareholder approval

No amendment to the advantage of Participants or Eligible Executives (except for an amendment which could be included in an additional section adopted under Rule 9.2) can be made to the provisions in the Rules (if any) relating to:

9.4.1	who can be a Participant or Eligible Executive; or

9.4.2	the number of Shares which can be allocated under the Plan; or

9.4.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation without the approval by ordinary resolution of the Company in general meeting, except minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Executives or for a member of the Group.

10.	GENERAL

10.1	Notices

Any notice or other communication in connection with the Plan (including, if permitted, Award certificates) can be given by electronic mail or by personal delivery or by post, (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

10.2	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

10.3	Replacement Award certificates

If any Award certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

10.4	Shares to cover Awards

Enough Shares will be available at all times to satisfy all Awards granted.

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10.5	Administration of the Plan

The Plan will be administered in a manner approved by the Company. No individual will have any authority in relation to the Plan unless that authority has been approved in accordance with the policy set by the Board. The Company’s decision on any matter concerning the Plan, including whether or not any performance targets in relation to an Award have been met, or the interpretation of the Rules, will be final and binding.

10.6	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company. However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

10.7	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Company shall decide. Termination of the Plan will not affect the subsisting Awards of Participants.

10.8	Rights of Participants and Eligible Employees

Participation in the Plan is not pensionable. Nothing in the Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Trustee or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

10.8.1	the lapse of any Awards pursuant to the Rules;

10.8.2	the failure or refusal to exercise any discretion under the Rules; and/or

10.8.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of the termination of the employment relationship with the Company or any other company in the Group.

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10.9	Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of dismissal (lawful or otherwise) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Award, the Plan or any instrument executed pursuant to it.

10.10	The Benefit of Rule 10.8 and Rule 10.9

The benefit of Rule 10.8 and Rule 10.9 is given for the Company and/or the Trustee (where the Award was not granted by the Company), as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee), and of all the Company’s Subsidiaries or any of its Associated Companies or Associated Undertakings. To the extent that the Company, any Subsidiary, Associated Company or Associated Undertaking of the Company is not party to the grant of an Award, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 10.8 and Rule 10.9 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 10.10 to any of them.

10.11	Awards are subject to the Rules

Awards are granted incorporating and subject to the Rules.

10.12	Articles of association

Any Shares acquired on the Vesting of Awards are subject to the Articles of Association of the Company as amended from time to time.

10.13	Governing law

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company or Associated Company submits to the jurisdiction of the English courts in relation to anything arising under the Plan. The Company may, in its absolute discretion, determine that another law may apply to the application of the Plan outside the United Kingdom.

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BT INCENTIVE SHARE PLAN

APPENDIX I

U.S. SECTION

1.
This Appendix I constitutes the part of the Plan that will govern the grant of Awards to United States Participants (the “U.S. Awards”). It incorporates all the Rules as set forth above as modified in accordance with the provisions of this Appendix I).

2.	How U.S. Awards will be granted

All U.S. Awards will be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company.

3.	Administration of the U.S. Section

The Company shall (i) administer the U.S. Section, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Section and (iii) make such determinations under, and such interpretations of, and take such steps in connection with, the U.S. Section or U.S. Awards as it may deem necessary or advisable.

4.	Addition of consistent provisions: certain rights

Any U.S. Award may be subject to any other provision imposed by the Company that is consistent with the purpose and intent of this Appendix I. During the Incentive Period, a Participant may, in the sole authority and discretion of the Company, and subject to such terms, conditions and limitations as the Board may determine from time to time in its sole authority and discretion, have voting and dividend rights with respect to such Participant’s U.S. Award if a certificate relating to the underlying Shares or ADSs has been issued in the Participant’s name.

5.	Section 16 compliance

If any officer, director or shareholder of the Company receives a U.S. Award and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall take all appropriate action to ensure that such U.S. Awards under this Appendix I are exempt from Section 16(b) under the Exchange Act.

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6.	Right to ADSs

The Company shall arrange for any U.S. Award to constitute a right to or with respect to ADSs rather than Shares, in which case references to “Shares” in the Plan shall be deemed to be reference to “ADSs”, as the context may require.

7.	U.S. Withholding Taxes

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any U.S. Award granted to a Participant under the Plan that the Participant pays to the Company (or the Subsidiary that employs the Participant) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect of the U.S. Award. Any U.S. Award granted under the Plan to a Participant may require the Company or permit the Participant to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or part of the amount of such withholding taxes in Shares or ADSs. Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Company. Any payments made in cash under the Plan are the subject of all U.S. Federal, state or local taxes of any kind required to be withheld with respect to them.

8.	Securities Laws compliance

No Shares or ADSs may be issued or transferred in connection with a U.S. Award unless the Company shall have determined that such issuance, transfer or settlement is in compliance with or pursuant to an exemption from all applicable U.S. Federal and state securities laws.

9.	Certain Definitions

For the purposes of the U.S. Awards, the following terms shall have the following meanings, notwithstanding any contrary provisions in the Plan:–

“Market Value” in relation to an ADS means an amount equal to half way between the high and low sales prices of ADSs recorded on the New York Stock Exchange on the applicable valuation date.

“Normal Retirement” means retiring from Employment on or reaching the age of 60.

10.	Amendments to certain provisions of the Rules

In Rule 6.6, the words “being female” shall be deleted and replaced by the words “he or she”.

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In Rule 10.1 “72 hours” shall be deleted and replaced by “7 Dealing Days”.

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THE BT INCENTIVE SHARE PLAN

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below. In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1. DEFINITIONS

ADSs	American depositary shares each representing ten ordinary shares in the Company;

Appropriate Period	means any time before midday on the day immediately before the date for which the shareholders’ meeting is convened;

Associated Company	in relation to the Company:

(i)	any company which has Control of the Company; or

(ii)	any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;

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Award	a contingent right to acquire Shares under the Plan which has been granted or is proposed to be granted under the Plan;

Board	the board of directors for the time being of the Company or a duly authorised committee of it;

Close Period
a period when the members of the Board of the Company are prohibited from dealing in Shares under the Criminal Justice Act 1993, or the Financial Services Authority model code on transactions in securities, or under any other statute, regulation or similar code to which the Company is subject;

the Company	British Telecommunications plc (registered no. 1800000) unless:

(i)	Rule 4.3 operates, in which case it shall mean the Employing Company; or

(ii)	Rule 5.7 operates, in which case it shall mean the company referred to in Rule 5.7 which, in all cases, for the purposes of the Rules, may act through the Board or through any two employees of the Group authorised to act in accordance with the policies established under Rule 1;

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	in relation to an Award, the date on which that Award is granted;

Dealing Day	a day on which the London Stock Exchange is open for the transaction of business;

Definitions Appendix	this appendix which forms part of the Rules;

Eligible Executive	any person (including one who is a director of the Company) who, at the Date of Grant, is an employee of the Company or a Subsidiary;

Employees’ Share Scheme	an employees’ share scheme (as defined by Section 743 of the Companies Act 1985) established by the Company;

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Employing Company
means, following a demerger of the Company, the company whose shares are listed on the London Stock Exchange and is the ultimate holding company (as defined in section 736 of the Companies Act 1985) of:

(i)	the business within which the Participant is employed; or

(ii)	where the Participant ceased employment with the Group prior to the demerger, the company which employed the Participant at the time that his Award was made;

Employment	employment as an employee of a Participating Company or an Associated Company;

Group	Participating Companies and Associated Companies;

Incentive Period	in relation to an Award, the period (which cannot be less than three years) specified at the Date of Grant, during which the performance target which the Award is subject to is measured;

London Stock Exchange
the London Stock Exchange Limited (or any successor body carrying on the business of the London Stock Exchange) or, where the context so requires, the New York Stock Exchange or any other exchange on which the Shares are listed or traded;

Market Value
in relation to a share on any day, an amount equal to its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, that day or the Dealing Day immediately preceding that day or the average middle market quotation of the three Dealing Days immediately preceding that day;

Participant	an Eligible Executive to whom an Award has been granted, or (where the context requires) his personal representatives;

Participating Company	the Company and any Subsidiary designated by the Board as a Participating Company;

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Plan	the BT Incentive Share Plan constituted by the Rules;

Plan Period	the period starting on the date on which the Plan is approved by the Company in general meeting and ending on the tenth anniversary of that date;

Redundancy
ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Remuneration Committee	the duly authorised remuneration committee of the Board all of whose members are non-executive directors;

Retirement	normal retirement at or after any age at which the Participant is bound to retire under the terms of his contract of employment (or such other date as the Company may determine);

Rules	the rules of the Plan, including the Definitions Appendix, as amended from time to time;

Share	a fully paid ordinary share in the capital of the Company unless:

(i)	Rule 4.3 operates, in which case it shall mean a fully paid ordinary shares in the capital of the Employing Company; or

(ii)	Rule 5.7 operates, in which case it shall mean a fully paid ordinary in the capital of the company referred to in Rule 5.7;

Subsidiary	a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985;

Taxes Act	the Income and Corporation Taxes Act 1988;

Tax Liability
in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of that Participant’s Award;

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Trustee	the trustee from time to time of an employee share ownership trust established by the Company as an Employees’ Share Scheme;

Variation	means:

(i)	in relation to the equity share capital of the Company:

(a)	a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(b)	any other variation;

(ii)	a demerger of the Company

which would, in the opinion of the Company, justify an adjustment to any Award;

Vest, Vested or Vesting	in relation to an Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Award.